Exhibit (d)

LETTERHEAD OF PBWT

February 6, 2018

Citibank, N.A. -- ADR Department
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) by Citibank, N.A., as Depositary (the “Depositary”), for the purpose of registering under the U.S. Securities Act of 1933, as amended, 50,000,000 American Depositary Shares (the “ADSs”) to be evidenced by American Depositary Receipt(s) (the “ADR(s)”) to be issued in the form of the ADR attached as Exhibit (a) to the Registration Statement. The ADR(s) issued by the Depositary to evidence the ADSs issued pursuant to the Registration Statement will constitute the agreement between the Depositary and the Holder(s) and Beneficial Owner(s) (each as defined in the form of ADR attached as Exhibit (a) to the Registration Statement) of the ADR(s) evidencing such ADSs. Each ADS will represent the right to receive, subject to the terms and conditions of the ADR representing such ADS and the laws of The Netherlands, one-half (1/2) of one exchangeable depositary receipt issued by Stichting Administratiekantoor Continuïteit ABN AMRO Group, each such exchangeable depositary receipt represents one ordinary share (the “Shares”) of ABN AMRO Group N.V., a company incorporated under the laws of The Netherlands.

Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressees hereof cannot use anything contained herein or in any document referred to herein, as “tax advice” (within the meaning given to such term by the U.S. Internal Revenue Service (“IRS”) in IRS Circular 230 and any related interpretative advice issued by the IRS in respect of IRS Circular 230 prior to the date hereof, and hereinafter used within such meaning and interpretative advice). Without admitting that anything contained herein or in any document referred to herein constitutes “tax advice” for any purpose, notice is hereby given that, to the extent anything contained herein or in any document referred to herein constitutes, or is or may be interpreted by any court, by the IRS or by any other administrative body to constitute, “tax advice,” such “tax advice” is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the U.S. Internal Revenue Code, or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

Assuming that, at the time of their issuance, the Registration Statement will have been declared effective and the Shares will have been legally issued, we are of the opinion that the ADSs, when issued in accordance with the terms of the ADR(s) and the Registration Statement, will be legally issued and will entitle the Holders of such ADSs to the rights specified in the ADR(s) representing the ADSs.

Ex (d)-1

This opinion is limited to the laws of the State of New York and the Federal laws of the United States. Without admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act, we hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement filed with the SEC.

Very truly yours,

PATTERSON BELKNAP WEBB & TYLER LLP

By:	/s/ Herman H. Raspé
A Member of the Firm

Ex (d)-2